7. CHANGE IN INDEPENDENT REGISTERED
PUBLIC ACCOUNTANT
On May 20, 2005, the Fund's Board of
 Directors (the "Directors"), upon th
e recommendation of
the Audit Committee and completion of
the audit for May 31, 2005, appointed Ernst & Young LLP as the Fund's independent registered public accountant. The previous reports issued by Deloitte &
Touche LLP (D&T) on the Fund's financial statements for the fiscal years ended May 31, 2004 and May 31, 2005, contained no adverse opinion or disclaimer of opinion nor were they qualified or
modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended May 31, 2004 and May 31, 2005: (i)
 there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and
(ii) there were no reportable events of t he kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As indicated above, the Fund has appointed
Ernst & Young LLP (E&Y) as the independent registered public accountant to audit the Fund's financial statements for the fiscal
year ending May 31,
2006. During the Fund's fiscal years ended
 May 31, 2004 and May 31, 2005 and the interim period commencing June 1,2005 and ending July 19, 2005, neither the Fund nor anyone on its behalf has consulted E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii)
 concerned the subject of a disagreement
 (as defined in
paragraph (a) (1) (iv) of Item 304
of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).